Exhibit 10.1

Protection One, Inc.

818 South Kansas Avenue

Topeka, Kansas 66612

May 21, 2003

Westar Energy, Inc.

818 South Kansas Avenue

Topeka, Kansas 66612

Attention: Chief Executive Officer

Re: Confidentiality Agreement Side Letter

Ladies and Gentlemen:

Westar Energy, Inc. (“Westar”) has informed Protection One, Inc. (the “Company”) that it is currently exploring the possible divestiture of its indirect equity interest in the Company in connection with a transaction (the “Transaction”) involving the acquisition by a still to be determined third party (the “Buyer”) of the outstanding common stock (the “Common Stock”) of the Company.  Westar has not yet determined the structure or terms of the divestiture, but it has informed the Company that Westar may propose a Transaction involving a sale or other disposition of Common Stock not owned by Westar for which Westar seeks the approval of a special committee of the Company’s board of directors.  Any such Transaction is referred to herein as a “Minority Shares Transaction”.

In connection with furnishing certain non-public information regarding the Company to prospective Buyers and their representatives, Westar and Protection One will require such prospective Buyers to be bound by the terms and conditions of a confidentiality agreement in substantially the form mutually agreed upon by the Company and Westar which is attached hereto as Exhibit A (the “Confidentiality Agreement”).  No non-public information relating to the Company shall be provided by Westar to any prospective Buyer unless such prospective Buyer is listed on Exhibit B, as such list may be modified from time to time by the mutual agreement of the parties hereto, and unless such prospective Buyer executes a Confidentiality Agreement.

Westar hereby agrees that it shall provide the Company with a copy of each Confidentiality Agreement entered into by and between itself and any prospective Buyer in connection with the consideration of a Transaction.  Notwithstanding the foregoing, Westar shall not agree to any modification, amendment or waiver of any material right that requires the consent or approval of the Company under the final form of any such Confidentiality Agreement attached hereto as Exhibit A without the prior consent of the Company, which shall be given promptly and which shall not be withheld unless the Company believes in good faith that such modification, amendment or waiver will cause financial or competitive harm to the Company.  Without limiting the foregoing, Westar agrees to provide the Company with any copies of any amendment, waiver or modification to any Confidentiality Agreement.

Westar agrees that prior to providing any non-public information relating to the Company (other than that contained in the Descriptive Memorandum or in the Data Room) to any prospective Buyer, it shall notify the Company of the identity of the Buyer and a description of the information to be provided to the Buyer.  Westar further agrees that it shall promptly furnish the Company with a copy of each document described below that it has received pursuant to any such Confidentiality Agreement: (i) any list setting forth the identities of the Buyer’s representatives who are actively and directly participating in the evaluation of a Transaction, including any updates to such list to accurately reflect the identities of such representatives; (ii) any notice advising Westar that the prospective Buyer does not wish to proceed with a Transaction; (iii) any certification by any prospective Buyer that it has complied with the paragraph in the Confidentiality Agreement relating to the destruction or return to Seller of Proprietary Information and (iv) any other material notice (other than indications of interest, offer letters or other proposals, which are covered by the next succeeding paragraph) received by Seller indicating that it is being provided pursuant to such Confidentiality Agreement.

The following paragraph shall govern any Transaction that is a Minority Shares Transaction.

Westar shall provide the Company with a copy of any written materials or presentations provided to the Board of Directors of Westar (or any committee or subcommittee thereof that is delegated the authority to review, negotiate or approve a Minority Shares Transaction ) that summarize or generally describe the terms of any indications of interest, offer letters or other proposals with respect to a Minority Shares Transaction provided to Westar or Lehman Brothers by any prospective Buyer (whether or not listed on Exhibit B) within 5 business days following the consideration of such materials or presentation by the Board of Directors of Westar or any such committee or subcommittee.  The Company shall hold any such information confidential on the same terms as if it were “Proprietary Information” under the Confidentiality Agreement.  Westar shall not be obligated to disclose the identity of any prospective Buyer in connection with its delivery to the Company of a summary or general description of the terms of any indications of interest, offer letters or other proposals with respect to a Minority Shares Transaction.  Not less than one business day prior to: the earliest of (a) the date on which Westar has executed a term sheet (whether or not binding) in which exclusivity is provided to a prospective Buyer with respect to a

Minority Shares Transaction, (b) the consideration by the Board of Directors of Westar (or any committee or subcommittee thereof) of a Minority Shares Transaction that is recommended for approval by Westar’s CEO or (c) the date on which a definitive agreement with respect to a Minority Shares Transaction has been executed by Westar, Westar shall notify the Company of the identity of the Buyer that is party to any such term sheet, transaction or definitive agreement.  Westar further agrees to advise the Company prior to providing permission to any prospective Buyer that it may contact the Kansas Corporation Commission.

This letter agreement may not be amended, waived or modified without the prior written consent of each of the parties hereto.

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Please acknowledge your agreement with and acceptance of the terms and conditions of this letter agreement by executing a copy of this letter agreement where indicated below.

PROTECTION ONE, INC.

By:	/s/ Darius G. Nevin
Name: Darius G. Nevin
Title: Exec Vice Pres & CFO

Attachment

Accepted and Agreed to this  21st day of May 2003:

WESTAR ENERGY, INC.

By:	/s/ James S. Haines, Jr.
Name:	JAMES S. HAINES, JR.
Title:	President/CEO